EXHIBIT 99.1

CATHAY GENERAL BANCORP ANNOUNCES RECORD EARNINGS INCREASE OF 59% TO $19.9 MILLION, OR $0.79 PER SHARE, IN FIRST QUARTER

Los Angeles, Calif., April 15: Cathay General Bancorp (the "Company", NASDAQ: CATY), the holding company for Cathay Bank (the "Bank"), today announced results for the first quarter of 2004.

STRONG FINANCIAL PERFORMANCE
	First Quarter 2004	First Quarter 2003
Net income	$19.9 million	$12.5 million
Basic earnings per share	$0.80	$0.70
Diluted earnings per share	$0.79	$0.69
Return on average assets	1.45%	1.79%
Return on average stockholders' equity	12.71%	17.43%
Efficiency ratio	41.94%	35.82%

FIRST QUARTER HIGHLIGHTS
  First quarter earnings increased $7.4 million, or 59%, compared to the same quarter a year ago.
  Fully diluted earnings per share reached $0.79 and increased 14.5% compared to the same quarter a year ago.
  Return on average stockholders' equity was 12.71% and return on average assets was 1.45% for the quarter ended March 31, 2004.
  Net chargeoffs of $7,000 as recoveries of $2.3 million offset chargeoffs of $2.3 million.
  Net interest margin improved to 4.07% compared to 3.84% for the 4th quarter of 2003.

"Our record results for the first quarter demonstrate that we are well along the way to excellence together as we continue to integrate General Bank and Cathay Bank. Continued strong organic loan growth, a further improvement in the net interest margin, and low net credit losses were all factors that contributed to the record results, which were achieved despite higher expenses," commented Dunson Cheng, Chairman of the Board and President of the Company.

"The computer system conversion scheduled for this upcoming weekend is expected to complete a substantial part of our integration plans. We are pleased by the level of retention of customers and key officers to date," said Peter Wu, Executive Vice Chairman and Chief Operating Officer.

"We completed the first quarter of 2004 with strong momentum in loan originations and are optimistic that 2004 should be another record year for Cathay General Bancorp," concluded Dunson Cheng.

INCOME STATEMENT REVIEW

As of the close of business on October 20, 2003, the Company completed its merger with GBC Bancorp. The results of GBC Bancorp's operations have been included in the consolidated financial statements since October 20, 2003. The return on assets and return on equity after the merger with GBC Bancorp are lower than in previous periods, due primarily to the increases in assets and stockholders' equity as a result of the GBC merger.

Net interest income before provision for loan losses

Our net interest income before provision for loan losses increased to $51.1 million during the first quarter of 2004, or 90.2% higher than the $26.8 million during the same quarter a year ago. The increase was due primarily to the merger with GBC Bancorp and strong growth in loans.

The net interest margin, on a fully taxable-equivalent basis, increased 23 basis points from 3.84% during the fourth quarter 2003 to 4.07% for the first quarter 2004, primarily as a result of increases in the yield on investment securities from the sale of lower yielding securities. The net interest margin increased from 4.04% in the first quarter of 2003 to 4.07% in the first quarter of 2004, primarily as a result of decreases in rates paid on certificates of deposits and wholesale borrowings.

For the first quarter of 2004, the interest rate earned on our average interest-earning assets was 5.09% on a fully taxable-equivalent basis, and our cost of funds on average interest-bearing liabilities equaled 1.25%. In comparison, for the first quarter of 2003, the interest rate earned on our average interest-earning assets was 5.38% and our cost of funds on average interest-bearing liabilities equaled 1.69%.

Provision for loan losses

The provision for loan losses was zero for the first quarter of 2004 compared to $2.2 million during the fourth quarter of 2003 and $1.7 million for the first quarter of 2003. The provision for loan losses represents the charge against current earnings that is determined by management, through a credit review process, as the amount needed to maintain an allowance that management believes should be sufficient to absorb loan losses inherent in the Company's loan portfolio. Total net chargeoffs for the first quarter of 2004 were $7,000 compared to net recoveries for the fourth quarter of 2003 of $191,000 and net charge-offs for the first quarter of 2003 of $230,000. For the first quarter of 2004, chargeoffs and recoveries were both $2.3 million each. The first quarter of 2004 chargeoffs included a $1.4 million chargeoff taken on a construction loan which was subsequently sold and for which the Company had previously provided a specific allocation in the allowance for loan losses.

Non-interest income

Non-interest income, which includes revenues from service charges on deposit accounts, letters of credit commissions, securities gains (losses), loan sales, wire transfer fees, and other sources of fee income, was $4.4 million for the first quarter of 2004, a decrease of $0.4 million, or 8.2%, compared to the non-interest income of $4.8 million for the first quarter of 2003.

For the first quarter of 2004, the Company recorded net securities losses of $0.2 million compared to $1.8 million of net gains for the same quarter in 2003.

Letters of credit commissions increased $456,000, or 91.6%, from $498,000 in the first quarter of 2003 to $954,000 in the first quarter of 2004. Comparing the first quarter of 2004 to the first quarter of 2003, depository service fees increased $602,000, or 45.2% and other operating income increased $544,000, or 46.7%. These increases were due primarily to the merger with GBC Bancorp.

Non-interest expense

Non-interest expense increased $11.9 million to $23.3 million in the first quarter of 2004 primarily due to the merger with GBC Bancorp. The efficiency ratio was 41.94% for the first quarter 2004 compared to 35.82% in the year ago quarter. Salaries and employee benefits increased $5.6 million or 83.9% from $6.6 million in the first quarter of 2003 to $12.2 million in the first quarter of 2004 due to the merger with GBC Bancorp and a $0.6 million increase in stock option expense due to the amortization of stock options granted after the first quarter of 2003. Occupancy expense increased by $1.1 million or 117% from $1.0 million in the first quarter of 2003 to $2.1 million in the first quarter of 2004 due primarily to the merger with GBC Bancorp. Computer and equipment expense increased $1.2 million or 148% from $0.8 million in the first quarter of 2003 to $2.0 million in the first quarter of 2004 due to the additional expenses associated with operating General Bank's data processing systems and $0.5 million of conversion programming expenses. Professional services expense increased $0.6 million or 55.2% from $1.0 million in the first quarter of 2003 to $1.5 million in the first quarter of 2004 due to higher legal, consulting and other professional expenses primarily as a result of the merger with GBC Bancorp. Other real estate owned expense increased $0.4 million due to the writeoff of the Company's remaining foreclosed real estate property, which brings the Bank's other real estate owned to $1. Amortization of core deposit intangibles increased by $1.3 million due to the merger with GBC Bancorp. All other operating expenses increased $1.1 million or 139% due to the merger with GBC Bancorp and $0.2 million in expenses related to the settlement of the Company's 1997 and 1998 California income tax audits.

Income taxes

The effective tax rates for the first quarter of 2004 and 2003 were 38.2% and 32.8%, respectively compared to 36.7% for the full year 2003. The effective tax rate for the first quarter of 2004 of 38.2% increased from the full year 2003 effective tax rate of 36.7% because the tax benefit from the Company's investments in affordable housing and other tax-exempt investments comprises a smaller percentage of pretax income in 2004 compared to 2003. Quarterly comparisons with the first three quarters of 2003 will be impacted by the real estate investment trust ("REIT") state tax benefits which were added to net income in the first three quarters of 2003 and were reversed in the fourth quarter of 2003.

BALANCE SHEET REVIEW

Total assets increased by $144 million to $5.7 billion at March 31, 2004, up 2.6% from year-end 2003 of $5.5 billion. The increase in total assets was due primarily to increases in loans and investment securities.

The growth of gross loans to $3.4 billion as of March 31, 2004 from $3.3 billion as of December 31, 2003, represents growth of $117 million, or 3.5%, due primarily to increases in commercial real estate loans.

The changes in the loan composition from year-end 2003 are presented below:

(Dollar in thousands)	March 31, 2004	December 31, 2003	% Change
Loans
Commercial	$ 946,593	$ 956,382	(1)
Residential mortgage	272,141	262,954	3
Commercial mortgage	1,856,754	1,715,434	8
Real estate construction	339,080	359,339	(6)
Installment	7,688	11,452	(33)
Other	1,161	860	35

Gross loans and leases	$ 3,423,417	$ 3,306,421	4

Allowance for loan losses	(65,801)	(65,808)	(0)
Unamortized deferred loan fees	(11,234)	(10,862)	3

Total loans and leases, net	$ 3,346,382	$ 3,229,751	4

The increase in total assets from year-end 2003 was funded primarily by the increase in wholesale borrowings. Total deposits decreased $57 million or 1.3% from December 31, 2003. The changes in the deposit composition from year-end 2003 are presented below:

(Dollars in thousands)	March 31, 2004	December 31, 2003	% Change
Deposits
Non-interest-bearing deposits	$ 635,035	$ 633,556	0
Interest-bearing checking deposits	887,701	937,317	(5)
Savings deposits	421,353	425,076	(1)
Time deposits under $100	550,124	559,305	(2)
Time deposits of $100 or more	1,877,234	1,872,827	0
Total deposits	$ 4,371,447	$ 4,428,081	(1)

Advances from the Federal Home Loan Bank increased to $373.4 million at March 31, 2004 compared to $258.3 million at December 31, 2003. Other liabilities increased to $101.1 million at March 31, 2004 from $60.5 million at December 31, 2003 due primarily to loan related activities.

ASSET QUALITY REVIEW

Non-performing assets to gross loans plus other real estate owned decreased to 1.07% at March 31, 2004 from 1.19% at December 31, 2003, but increased from 0.24% at September 30, 2003. Total non-performing assets decreased to $36.6 million at March 31, 2004, compared with $39.3 million at December 31, 2003, but increased from $4.9 million at September 30, 2003 before the merger with GBC Bancorp. The allowance for loan losses amounted to $65.8 million at March 31, 2004, and represented the amount that the Company believes should be sufficient to absorb loan losses inherent in the Company's loan portfolio. The allowance for loan losses represented 1.92% of period-end gross loans and 180% of non-performing loans at March 31, 2004. The comparable ratios were 1.99% of gross loans and 169% of non-performing loans at December 31, 2003. The changes to the Company's asset quality results are highlighted below:

(In thousands)	March 31, 2004	December 31, 2003	% Change
Non-performing assets
Accruing loans past due 90 days or more	$ 3,728	$ 5,916	(37)
Non-accrual loans	32,913	32,959	(0)
Total non-performing loans	36,641	38,875	(6)

Other real estate owned	-	400	(100)
Total non-performing assets	$ 36,641	$ 39,275	(7)
Troubled debt restructurings	$ 5,248	$ 5,808	(10)

The following table presents the type of non-accrual loan as of dates indicated:

	For the three months ended,
(In thousands)	March 31, 2004	December 31, 2003	Net change
Type of Non-accrual Loan
Construction Loans	$ 3,929	$ 1,458	$ 2,471
Single/ multi-family Residence	1,069	799	270
Commercial real estate	9,652	5,404	4,248
Commercial and industrial loans	18,245	25,281	(7,036)
Other loans	18	17	1

Total	$ 32,913	$ 32,959	$ (46)

CAPITAL ADEQUACY REVIEW

The Tier 1 risk-based capital ratio of 10.37%, total risk-based capital ratio of 11.62%, and Tier 1 leverage capital ratio of 7.89%%, continued to place the Company in the "well capitalized" category, which is defined as institutions with a total risk-based capital ratio equal to or greater than ten percent, a Tier 1 risk-based capital ratio equal to or greater than six percent and a Tier 1 leverage capital ratio equal to or greater than five percent. At March 31, 2003, the Company's Tier 1 risk-based capital, total risk-based capital and Tier 1 leverage capital ratios were 12.03%, 13.14%, and 9.93%, respectively.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the one-bank holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 38 branches in California, three branches in New York State, two branches in Massachusetts, one in Houston, Texas, one in Washington State, and representative offices in Hong Kong and Shanghai, China. In addition, the Bank's subsidiaries, Cathay Investment Company and GBC Investment & Consulting Company, Inc., both maintain an office in Taipei. As part of its post-merger integration plans to efficiently serve its customers, Cathay Bank intends to close three branches in Southern California and three branches in Northern California in April 2004 and to consolidate their operations with nearby branches. Cathay Bank's website is found at http://www.cathaybank.com ..

FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, such words as "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "will," "should," "could," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology or similar expressions. Forward-looking statements are not guarantees. They involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements, of Cathay General Bancorp to be materially different from any future results, performance, or achievements, expressed or implied by such forward-looking statements. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from: the company's ability to integrate its operations after its recent merger with GBC Bancorp and realize the benefits of that merger, demographic changes, fluctuations in interest rates, inflation, competition, war and terrorism, general economic or business conditions in California and other regions where Cathay Bank has operations such as the impact of the California budget deficit, changes in business strategy, including the formation of a real estate investment trust (REIT) and the deregistration of its registered investment company (RIC), and legislative and regulatory developments particularly the potential effects of recently enacted California tax legislation and the subsequent Franchise Tax Board announcement on December 31, 2003, regarding the taxation of REITs and RICs. These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2003, its reports and registration statements filed (including those filed by GBC Bancorp prior to the merger) with the Securities and Exchange Commission ("SEC") and other filings it makes in the future with the SEC from time to time. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statements or to publicly announce the results of any revision of any forward-looking statement to reflect future developments or events.

Cathay General Bancorp's filings with the SEC are available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 777 N. Broadway, Los Angeles, CA 90012, Attention: Investor Relations (213) 625-4749.

CATHAY GENERAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three months ended March 31,
(Dollars in thousands, except per share data)	2004	2003	% Change

FINANCIAL PERFORMANCE
Net interest income before provision for loan losses	$ 51,069	$ 26,847	90
Provision for loan losses	-	1,650	(100)
Net interest income after provision for loan losses	51,069	25,197	103
Non-interest income	4,396	4,791	(8)
Non-interest expense	23,260	11,334	105
Income before income tax expense	32,205	18,654	73
Income tax expense	12,302	6,120	101
Net income	$ 19,903	$ 12,534	59

Net income per common share:
Basic	$ 0.80	$ 0.70	14
Diluted	$ 0.79	$ 0.69	14

Cash dividends paid per common share	$ 0.14	$ 0.14	-

SELECTED RATIOS
Return on average assets	1.45%	1.79%	(19)
Return on average stockholders' equity	12.71%	17.43%	(27)
Efficiency ratio	41.94%	35.82%	17
Dividend payout ratio	17.45%	20.10%	(13)

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	5.09%	5.38%	(5)
Total interest-bearing liabilities	1.25%	1.69%	(26)
Net interest spread	3.84%	3.69%	4
Net interest margin	4.07%	4.04%	1

CAPITAL RATIOS
Tier 1 risk-based capital ratio	10.37%	12.03%	(14)
Total risk-based capital ratio	11.62%	13.14%	(12)
Tier 1 leverage capital ratio	7.89%	9.93%	(21)

CATHAY GENERAL BANCORP

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

(In thousands, except share and per share data)	March 31, 2004	December 31, 2003	% change

Assets
Cash and due from banks	$ 153,101	$ 111,699	37
Federal funds sold and securities purchased
under agreements to resell	-	82,000	(100)
Cash and cash equivalents	153,101	193,699	(21)
Investment securities (amortized cost of $1,751,707 in 2004 and
$1,692,780 in 2003)	1,780,485	1,707,962	4
Loans	3,423,417	3,306,421	4
Less: Allowance for loan losses	(65,801)	(65,808)	(0)
Unamortized deferred loan fees	(11,234)	(10,862)	3
Loans, net	3,346,382	3,229,751	4
Other real estate owned, net	-	400	(100)
Affordable housing investments, net	34,837	32,977	6
Premises and equipment, net	35,095	35,624	(1)
	11,996	11,731	2
Accrued interest receivable	19,643	21,553	(9)
Goodwill	241,223	241,728	(0)
Other intangible assets, net	51,418	52,730	(2)
Other assets	12,035	13,760	(13)

Total assets	$ 5,686,215	$ 5,541,915	3

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$ 635,035	$ 633,556	0
Interest-bearing deposits:
NOW deposits	282,030	279,679	1
Money market deposits	605,671	657,638	(8)
Savings deposits	421,353	425,076	(1)
Time deposits under $100	550,124	559,305	(2)
Time deposits of $100 or more	1,877,234	1,872,827	0
Total deposits	4,371,447	4,428,081	(1)

Federal funds purchased and securities sold
under agreement to repurchase	119,000	82,500	44
Advances from the Federal Home Loan Bank	373,404	258,313	45
Other borrowings	8,654	27,622	(69)
Acceptances outstanding	11,996	11,731	2
Junior subordinated notes	53,871	53,856	100
Other liabilities	101,160	60,516	67
Total liabilities	5,039,532	4,922,619	2

Total stockholders' equity	646,683	619,296	4
Total liabilities and stockholders' equity	$ 5,686,215	$ 5,541,915	3

Book value per share	$26.01	$24.97	4
Number of shares outstanding	24,859,404	24,804,091

CATHAY GENERAL BANCORP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Unaudited)

	Three months ended March 31,
(In thousands, except share and per share data)	2004	2003

INTEREST INCOME
Interest on loans	$ 45,459	$ 26,936
Interest on securities available-for-sale	18,579	8,871
Interest on federal funds sold and securities
Purchased under agreements to resell	50	173
Interest on deposits with banks	30	2

Total interest income	64,118	35,982

INTEREST EXPENSE
Time deposits of $100 or more	7,234	5,200
Other deposits	3,732	2,681
Other borrowed funds	2,083	1,254

Total interest expense	13,049	9,135

Net interest income before provision for loan losses	51,069	26,847
Provision for loan losses	-	1,650

Net interest income after provision for loan losses	51,069	25,197

NON-INTEREST INCOME
Securities (losses) gains	(202)	1,795
Letters of credit commissions	954	498
Depository service fees	1,935	1,333
Other operating income	1,709	1,165

Total non-interest income	4,396	4,791

NON-INTEREST EXPENSE
Salaries and employee benefits	12,218	6,643
Occupancy expense	2,128	981
Computer and equipment expense	2,033	820
Professional services expense	1,547	997
FDIC and State assessments	270	130
Marketing expense	699	389
Other real estate owned expense	477	46
Operations of affordable housing investments	749	525
Amortization of core deposit intangibles	1,333	47
Other operating expense	1,806	756

Total non-interest expense	23,260	11,334

Income before income tax expense	32,205	18,654
Income tax expense	12,302	6,120

Net income	19,903	12,534

Other comprehensive income (loss), net of tax	7,877	(1,429)

Total comprehensive income	$ 27,780	$ 11,105

Net income per common share:
Basic	$ 0.80	$ 0.70
Diluted	$ 0.79	$ 0.69

Cash dividends paid per common share	$ 0.14	$ 0.14
Basic average common shares outstanding	24,835,650	18,003,791
Diluted average common shares outstanding	25,092,652	18,117,001

CATHAY GENERAL BANCORP

AVERAGE BALANCES - SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Unaudited)

	For the three months ended,
(In thousands)	March 31, 2004	December 31, 2003	March 31, 2003

Interest-earning assets
Federal funds sold and securities purchased
under agreements to resell	$ 24,088	$ 52,413	$ 57,622
Investment securities	1,744,760	1,695,971	728,838
Loans and Leases, net of unamortized deferred loan fees	3,320,172	3,046,301	1,887,691
Deposits with banks	5,077	2,200	830

Total interest-earning assets	$ 5,094,097	$ 4,796,885	$ 2,674,981

Interest-bearing liabilities
Interest-bearing checking deposits	$ 930,151	$ 857,695	$ 337,922
Savings deposits	417,487	398,674	290,233
Time deposits	2,432,373	2,256,619	1,430,745
Total interest-bearing deposits	$ 3,780,011	$ 3,512,988	$ 2,058,900
Other borrowed funds	416,390	469,686	139,589
Total interest-bearing liabilities	4,196,401	3,982,674	2,198,489

Non-interest-bearing demand deposits	638,559	546,414	295,042

Total deposits and other borrowed funds	$ 4,834,960	$ 4,529,088	$ 2,493,531

Total average assets	$ 5,537,873	$ 5,189,506	$ 2,844,276
Total average stockholders' equity	$ 629,996	$ 554,510	$ 291,608